Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3 No. 333-219787) of Vivint Solar, Inc.,
2)	Registration Statement (Form S-8 No. 333-216807) of Vivint Solar, Inc. pertaining to the 2014 Equity Incentive Plan,
3)	Registration Statement (Form S-8 No. 333-199077) pertaining to the 2014 Equity Incentive Plan, 2013 Omnibus Incentive Plan and the Non-Plan Stock Option Agreement of Vivint Solar, Inc.;

of our report dated March 7, 2018, with respect to the consolidated financial statements of Vivint Solar, Inc. included in this Annual Report (Form 10-K) of Vivint Solar, Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Salt Lake City, UT

March 7, 2018